Exhibit 99.1

Yum China Reports Third Quarter 2022 Results

Total Revenues grew 5%; System Sales grew 5% in constant currency, despite temporary closures

Delivered $316 million Operating Profit, representing 77% growth, through strong execution

Opened 621 net new stores year-to-date, on track to meet full-year net new store target of 1,000 to 1,200

Shanghai, China (November 1, 2022) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the third quarter ended September 30, 2022.

Impact of COVID Outbreak and Mitigation Efforts

The COVID pandemic continued to impact the Company’s operations and results in the third quarter. COVID-related health measures remained in effect across China, impacting travel and social activities. Despite the volatile environment, the Company grew system sales in the quarter by 5% year over year and outpaced the 2% national restaurant industry average for the period.

We captured the growing demand for delivery and takeaway which offset the subdued dine-in volume. Same-store sales for the quarter recovered to the same level a year ago but remain below pre-COVID 2019 levels. From a timing perspective, same-store sales recovered sequentially in July and August, with August exceeding the prior year level. This is primarily due to lapping the Delta variant outbreak in the prior year period. However, same-store sales percentage declined year over year in September as preventive health measures were tightened. In September, on average, approximately 900 of our stores were temporarily closed or offered only takeaway and delivery services, compared to approximately 400 stores on average in July and August.

Entering the fourth quarter, new infections continued to increase in October with resurgent outbreaks across China. In October, approximately 1,400 of our stores were either temporarily closed or offered only takeaway and delivery services. Nationwide, consumers are traveling less and reducing expenditures. According to government statistics, for the seven-day National Day holiday starting October 1, the number of travelers and related travel spending was down 18% and 26%, respectively, compared to the same holiday period last year. The COVID situations remain uncertain with regional outbreaks continuing to impact our operations. Against this backdrop, we will stay nimble with our contingency planning, ready to pivot with changing market conditions.

Third Quarter Highlights

•
Total revenues increased 5% year over year to $2.68 billion from $2.55 billion (an 11% increase excluding foreign currency translation (“F/X”)).
•
Total system sales increased 5% year over year, with increases of 5% at KFC and 7% at Pizza Hut, excluding F/X.
•
Same-store sales were flat year over year, with flat growth at KFC and an increase of 2% at Pizza Hut, excluding F/X.
•
Opened 239 net new stores during the quarter; total store count reached 12,409 as of September 30, 2022.
•
Restaurant margin was 18.8%, compared with 12.2% in the prior year period.
•
Operating Profit increased 77% year over year to $316 million from $178 million (an 86% increase excluding F/X).
•
Adjusted Operating Profit increased 89% year over year to $318 million from $168 million (a 99% increase excluding F/X).
•
Effective tax rate was 29.9%.
•
Net Income increased 98% to $206 million from $104 million in the prior year period, primarily due to the increase in Operating Profit, partially offset by the net loss from our mark-to-market investment in Meituan Dianping.
•
Adjusted Net Income increased 117% to $208 million from $96 million in the prior year period (a 72% increase excluding the net losses of $12 million and $32 million in the third quarter of 2022 and 2021, respectively, from our mark-to-market equity investments; an 81% increase if further excluding F/X).
•
Diluted EPS increased 104% to $0.49 from $0.24 in the prior year period.

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

•
Adjusted Diluted EPS increased 123% to $0.49 from $0.22 in the prior year period (a 79% increase excluding the net losses from our mark-to-market equity investments in the third quarter of 2022 and 2021, respectively, a 90% increase if further excluding F/X).
•
Results for the current year period include the consolidation of Hangzhou KFC.

Key Financial Results

	Third Quarter 2022				Year to Date Ended 9/30/2022
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+5	-	+9	+77	(5)	(8)	+9	(22)
KFC	+5	-	+10	+67	(5)	(8)	+10	(12)
Pizza Hut	+7	+2	+12	+159	(3)	(6)	+12	(23)

	Third Quarter				Year to Date Ended 9/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2022	2021	Reported	Ex F/X	2022	2021	Reported	Ex F/X
Operating Profit	$316	$178	+77	+86	$588	$753	(22)	(20)
Adjusted Operating Profit(1)	$318	$168	+89	+99	$593	$750	(21)	(19)
Net Income	$206	$104	+98	+109	$389	$515	(25)	(22)
Adjusted Net Income(1)	$208	$96	+117	+128	$394	$514	(23)	(21)
Basic Earnings Per Common Share	$0.49	$0.25	+96	+108	$0.92	$1.23	(25)	(23)
Adjusted Basic Earnings Per Common Share(1)	$0.49	$0.23	+113	+126	$0.93	$1.22	(24)	(21)
Diluted Earnings Per Common Share	$0.49	$0.24	+104	+113	$0.92	$1.19	(23)	(21)
Adjusted Diluted Earnings Per Common Share(1)	$0.49	$0.22	+123	+136	$0.93	$1.18	(21)	(19)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “We achieved outstanding performance in the third quarter with fantastic growth, both top-line and bottom-line. In the past two years, we have learned to navigate through uncertainties and volatilities. During tougher times, our resilient business model and agility has helped us to effectively manage the negative impact of the pandemic. As the market situation became relatively calmer in July and August, we successfully captured the upsides and delivered strong results. By adapting and innovating, we have further strengthened our business fundamentals. Our efforts to improve our cost structure make us more nimble and efficient. This allows us to offer great value to customers without sacrificing profitability. Our in-house and tailor-made supply chain management system empowers us to innovate amazing new products and launch at scale with great speed. In just two years, we established expertise in beef burgers, capturing meaningful market share. Also, our digital capabilities continue to lead the industry. Our loyalty programs now have over 400 million members with great potential to be unleashed.”

Wat continued, “I am also excited about our recent Hong Kong primary listing conversion and inclusion in Southbound Stock Connect programs. We believe this new status will provide additional access to investors and broaden our shareholder base. Looking ahead, we are confident about unlocking the long-term opportunities in China. Our innovation in store formats has enabled us to further penetrate and continue to lower upfront investment. The strong performance of our new stores gives us confidence to open new and profitable stores at a robust pace. We will continue to execute our RGM (Resilience-Growth-Moat) strategic framework to capture growth opportunities and bolster our market-leading position amidst rapidly changing conditions.”

Andy Yeung, CFO of Yum China, stated, “We expanded restaurant margins and delivered meaningful growth in operating profit in the quarter. This was achieved by our continuous efforts in rebasing the cost structure, improving efficiencies and securing temporary reliefs. Compared to substantial sales deleveraging headwinds in past quarters, we benefited from favorable operating leverage in the third quarter with sequential improvement in sales. Looking into the fourth quarter, we expect the COVID situation to remain uncertain. Conditions in October continued to deteriorate from September. Intermittent outbreaks along with downward pressure on the economy and cautious consumer spending are likely to negatively impact sales momentum. At the same time, we continue to face cost pressures from the inflationary environment. Fourth quarter is seasonally a low quarter in terms of sales and profit, thus profitability could be more susceptible to fluctuations in sales and operations. Despite the headwinds, we have strong capabilities to capture sales and proactively manage cost. We remain committed to growing our store portfolio and generating shareholder returns for the long term.”

Share Repurchases and Dividends

•
During the third quarter, we repurchased approximately 0.27 million shares of Yum China common stock for $13 million at an average price of $48.05 per share. As of September 30, 2022, approximately $1.2 billion remained available for future share repurchases under the current authorization.
•
The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable on December 20, 2022 to shareholders of record as of the close of business on November 29, 2022.
•
Year to date ended September 30, 2022, the Company has returned approximately $565 million of capital to shareholders in the form of share repurchases and cash dividends. The Company remains committed to a disciplined capital allocation strategy that balances returning capital to the shareholders and investing in the business for continued growth.

Digital and Delivery

•
The KFC and Pizza Hut loyalty programs exceeded 400 million members combined, as of quarter-end. Member sales accounted for approximately 62% of system sales in the third quarter of 2022.
•
Delivery contributed approximately 38% of KFC and Pizza Hut’s Company sales in the third quarter of 2022, an increase of approximately four percentage points from the prior year period. With the volatile COVID situation, delivery continued to be a popular option while dine-in volumes remained subdued.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 91% of KFC and Pizza Hut’s Company sales in the third quarter of 2022.

KFC and Pizza Hut Total	Third Quarter		Year to Date Ended 9/30
	2022	2021	2022	2021
Member count (as of period-end)	400 million+	350 million+	400 million+	350 million+
Member sales as % of system sales	~62%	~63%	~62%	~64%
Delivery as % of Company sales	~38%	~34%	~37%	~32%
Digital orders as % of Company sales	~91%	~87%	~89%	~86%

New-Unit Development and Asset Upgrade

•
The Company opened 403 gross new stores, or 239 net new stores in the third quarter of 2022, mainly driven by development of the KFC and Pizza Hut brands.
•
The Company remodeled 99 stores in the third quarter of 2022.

	Net New Units		Restaurant Count
	Third Quarter	Year to Date	As of September 30
	2022	Ended 9/30/2022	2022	2021
Yum China	239	621	12,409	11,415
KFC	165	507	8,675	7,908
Pizza Hut	95	216	2,806	2,503
Others(2)	(21)	(102)	928	1,004

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

•
Restaurant margin was 18.8% in the third quarter of 2022, compared with 12.2% in the prior year period, primarily attributable to higher productivity, temporary relief and sales leveraging, partially offset by inflation in commodity, wage and utility costs, as well as increased rider cost associated with rising delivery volumes.

	Third Quarter			Year to Date Ended 9/30
	2022	2021	ppts change	2022	2021	ppts change
Yum China	18.8%	12.2%	+6.6	15.1%	15.6%	(0.5)
KFC	20.6%	13.6%	+7.0	16.6%	16.8%	(0.2)
Pizza Hut	13.4%	8.2%	+5.2	11.1%	12.2%	(1.1)

2022 Outlook

Yum China remains focused on capturing long-term opportunities in China. The Company's fiscal year 2022 targets remain unchanged from those originally disclosed on February 8, 2022:

•
To open approximately 1,000 to 1,200 net new stores.
•
To make capital expenditures in the range of approximately $800 million to $1 billion.

Other Updates

•
On October 24, 2022, the Company’s voluntary conversion of its secondary listing status to a primary listing status on the Main Board of the Stock Exchange of Hong Kong Limited (“HKEX”) became effective. Yum China is now a dual primary listed company on the HKEX and New York Stock Exchange. The Company’s common stock listed on the two exchanges will continue to be fully fungible. On the same day, the Company’s shares of common stock traded on the HKEX were included in the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Tuesday, November 1, 2022 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, November 2, 2022).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/ny6cyocx.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique access PIN.

Pre-registration Link: https://s1.c-conf.com/diamondpass/10025527-ei8ios.html

A replay of the conference call will be available one hour after the call ends until Wednesday, November 9, 2022 and may be accessed by phone at the following numbers:

U.S.: 1 855 883 1031

Mainland China: 400 1209 216

Hong Kong: 800 930 639

U.K.: 0800 031 4295

Replay PIN: 10025527

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2022 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook”, “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, liquidity, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional outbreaks caused by existing or new COVID-19 variants, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 12,409 restaurants in over 1,700 cities at the end of September 2022.

In 2021, Yum China was selected as a member of both Dow Jones Sustainability Indices (DJSI): World Index and Emerging Market Index. In 2022, Yum China ranked 359th on the Fortune 500 list. The Company was also named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2022 in China by the Top Employers Institute, both for the fourth consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2022	9/30/2021	B/(W)		9/30/2022	9/30/2021	B/(W)
Revenues
Company sales	$2,561	$2,310	11		$7,135	$6,874	4
Franchise fees and income	22	40	(45)		65	120	(46)
Revenues from transactions with franchisees and unconsolidated affiliates	80	184	(57)		219	519	(58)
Other revenues	22	20	11		62	49	27
Total revenues	2,685	2,554	5		7,481	7,562	(1)
Costs and Expenses, Net
Company restaurants
Food and paper	787	743	(6)		2,206	2,133	(3)
Payroll and employee benefits	603	591	(2)		1,819	1,675	(9)
Occupancy and other operating expenses	691	694	—		2,034	1,995	(2)
Company restaurant expenses	2,081	2,028	(3)		6,059	5,803	(4)
General and administrative expenses	157	142	(10)		449	408	(10)
Franchise expenses	9	17	46		27	50	45
Expenses for transactions with franchisees and unconsolidated affiliates	76	180	57		212	509	58
Other operating costs and expenses	18	17	(4)		53	41	(28)
Closures and impairment expenses, net	4	2	(135)		20	13	(53)
Other expenses (income), net	24	(10)	NM		73	(15)	NM
Total costs and expenses, net	2,369	2,376	—		6,893	6,809	(1)
Operating Profit	316	178	77		588	753	(22)
Interest income, net	25	16	51		51	47	8
Investment loss	(15)	(39)	61		(32)	(43)	26
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	326	155	110		607	757	(20)
Income tax provision	(97)	(44)	(121)		(183)	(210)	13
Equity in net earnings (losses) from equity method investments	(2)	—	NM		(4)	—	NM
Net income – including noncontrolling interests	227	111	103		420	547	(23)
Net income – noncontrolling interests	21	7	(171)		31	32	5
Net Income – Yum China Holdings, Inc.	$206	$104	98		$389	$515	(25)
Effective tax rate	29.9%	28.3%	(1.6)	ppts.	30.1%	27.7%	(2.4)	ppts.

Basic Earnings Per Common Share	$0.49	$0.25			$0.92	$1.23
Weighted-average shares outstanding (in millions)	420	422			422	421

Diluted Earnings Per Common Share	$0.49	$0.24			$0.92	$1.19
Weighted-average shares outstanding (in millions)	424	435			426	435

Cash Dividends Declared Per Common Share	$0.12	$0.12			$0.36	$0.36

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.7	32.2	1.5	ppts.	30.9	31.0	0.1	ppts.
Payroll and employee benefits	23.5	25.6	2.1	ppts.	25.5	24.4	(1.1)	ppts.
Occupancy and other operating expenses	27.0	30.0	3.0	ppts.	28.5	29.0	0.5	ppts.
Restaurant margin	18.8%	12.2%	6.6	ppts.	15.1%	15.6%	(0.5)	ppts.
Operating margin	12.3%	7.7%	4.6	ppts.	8.2%	11.0%	(2.8)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2022	9/30/2021	B/(W)		9/30/2022	9/30/2021	B/(W)
Revenues
Company sales	$1,992	$1,750	14		$5,554	$5,220	6
Franchise fees and income	15	32	(52)		44	95	(53)
Revenues from transactions with franchisees and unconsolidated affiliates	9	17	(47)		24	46	(48)
Other revenues	1	2	(33)		6	6	(1)
Total revenues	2,017	1,801	12		5,628	5,367	5
Costs and Expenses, Net
Company restaurants
Food and paper	607	567	(7)		1,712	1,629	(5)
Payroll and employee benefits	449	425	(5)		1,363	1,214	(12)
Occupancy and other operating expenses	526	520	(1)		1,557	1,500	(4)
Company restaurant expenses	1,582	1,512	(5)		4,632	4,343	(7)
General and administrative expenses	63	62	(1)		191	175	(9)
Franchise expenses	8	16	49		23	47	50
Expenses for transactions with franchisees and unconsolidated affiliates	8	16	49		22	45	51
Other operating costs and expenses	1	2	5		4	3	(22)
Closures and impairment expenses, net	3	1	(114)		11	7	(40)
Other expenses (income), net	24	(4)	NM		75	(16)	NM
Total costs and expenses, net	1,689	1,605	(5)		4,958	4,604	(8)
Operating Profit	$328	$196	67		$670	$763	(12)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.5	32.4	1.9	ppts.	30.8	31.2	0.4	ppts.
Payroll and employee benefits	22.5	24.3	1.8	ppts.	24.5	23.3	(1.2)	ppts.
Occupancy and other operating expenses	26.4	29.7	3.3	ppts.	28.1	28.7	0.6	ppts.
Restaurant margin	20.6%	13.6%	7.0	ppts.	16.6%	16.8%	(0.2)	ppts.
Operating margin	16.5%	11.2%	5.3	ppts.	12.1%	14.6%	(2.5)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2022	9/30/2021	B/(W)		9/30/2022	9/30/2021	B/(W)
Revenues
Company sales	$556	$546	2		$1,541	$1,617	(5)
Franchise fees and income	2	2	(9)		6	6	(1)
Revenues from transactions with franchisees and unconsolidated affiliates	1	2	(33)		3	5	(35)
Other revenues	2	1	158		6	2	NM
Total revenues	561	551	2		1,556	1,630	(4)
Costs and Expenses, Net
Company restaurants
Food and paper	176	173	(2)		481	493	3
Payroll and employee benefits	149	161	7		437	450	3
Occupancy and other operating expenses	156	168	7		452	478	5
Company restaurant expenses	481	502	4		1,370	1,421	4
General and administrative expenses	27	27	1		84	80	(5)
Franchise expenses	1	1	10		3	3	6
Expenses for transactions with franchisees and unconsolidated affiliates	1	2	30		3	5	34
Other operating costs and expenses	2	1	(199)		5	1	NM
Closures and impairment expenses, net	—	—	(36)		1	3	85
Total costs and expenses, net	512	533	4		1,466	1,513	3
Operating Profit	$49	$18	159		$90	$117	(23)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.6	31.5	(0.1)	ppts.	31.2	30.5	(0.7)	ppts.
Payroll and employee benefits	26.9	29.5	2.6	ppts.	28.4	27.8	(0.6)	ppts.
Occupancy and other operating expenses	28.1	30.8	2.7	ppts.	29.3	29.5	0.2	ppts.
Restaurant margin	13.4%	8.2%	5.2	ppts.	11.1%	12.2%	(1.1)	ppts.
Operating margin	8.8%	3.5%	5.3	ppts.	5.9%	7.2%	(1.3)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	9/30/2022	12/31/2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,211	$1,136
Short-term investments	2,826	2,860
Accounts receivable, net	66	67
Inventories, net	321	432
Prepaid expenses and other current assets	286	221
Total Current Assets	4,710	4,716
Property, plant and equipment, net	1,965	2,251
Operating lease right-of-use assets	2,154	2,612
Goodwill	1,927	2,142
Intangible assets, net	176	272
Investments in unconsolidated affiliates	256	292
Deferred income tax assets	89	106
Other assets	419	832
Total Assets	11,696	13,223

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,992	2,332
Income taxes payable	112	51
Total Current Liabilities	2,104	2,383
Non-current operating lease liabilities	1,862	2,286
Non-current finance lease liabilities	36	40
Deferred income tax liabilities	370	425
Other liabilities	156	167
Total Liabilities	4,528	5,301

Redeemable Noncontrolling Interest	13	14

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 419 million shares and 449 million shares issued at September 30, 2022 and December 31, 2021, respectively; 419 million shares and 428 million shares outstanding at September 30, 2022 and December 31, 2021, respectively	4	4
Treasury stock	—	(803)
Additional paid-in capital	4,408	4,695
Retained earnings	2,228	2,892
Accumulated other comprehensive (loss) income	(222)	268
Total Yum China Holdings, Inc. Stockholders' Equity	6,418	7,056
Noncontrolling interests	737	852
Total Equity	7,155	7,908
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,696	$13,223

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	9/30/2022	9/30/2021
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$420	$547
Depreciation and amortization	467	380
Non-cash operating lease cost	333	310
Closures and impairment expenses	20	13
Gain from re-measurement of equity interest upon acquisition	—	(10)
Investment loss	32	43
Equity income from investments in unconsolidated affiliates	—	(38)
Distributions of income received from unconsolidated affiliates	7	21
Deferred income taxes	(7)	17
Share-based compensation expense	31	32
Changes in accounts receivable	(6)	2
Changes in inventories	71	13
Changes in prepaid expenses, other current assets and VAT assets	216	—
Changes in accounts payable and other current liabilities	(19)	82
Changes in income taxes payable	70	(5)
Changes in non-current operating lease liabilities	(299)	(309)
Other, net	(7)	(24)
Net Cash Provided by Operating Activities	1,329	1,074
Cash Flows – Investing Activities
Capital spending	(509)	(482)
Purchases of short-term investments	(4,290)	(4,524)
Purchase of long-term time deposits	—	(25)
Maturities of short-term investments	4,226	4,544
Acquisition of business, net of cash acquired	(23)	—
Acquisition of equity investment	—	(261)
Other, net	3	5
Net Cash Used in Investing Activities	(593)	(743)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(411)	(32)
Cash dividends paid on common stock	(152)	(152)
Dividends paid to noncontrolling interests	(29)	(22)
Contribution from noncontrolling interests	18	—
Payment of acquisition related holdback	(7)	(8)
Other, net	(2)	(6)
Net Cash Used in Financing Activities	(583)	(220)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(78)	9
Net Increase in Cash, Cash Equivalents and Restricted Cash	75	120
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,136	1,158
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,211	$1,278

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year to Date Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$316	$178	$588	$753
Special Items, Operating Profit	(2)	10	(5)	3
Adjusted Operating Profit	$318	$168	$593	$750
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$206	$104	$389	$515
Special Items, Net Income –Yum China Holdings, Inc.	(2)	8	(5)	1
Adjusted Net Income – Yum China Holdings, Inc.	$208	$96	$394	$514
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.49	$0.25	$0.92	$1.23
Special Items, Basic Earnings Per Common Share	—	0.02	(0.01)	0.01
Adjusted Basic Earnings Per Common Share	$0.49	$0.23	$0.93	$1.22
Diluted Earnings Per Common Share	$0.49	$0.24	$0.92	$1.19
Special Items, Diluted Earnings Per Common Share	—	0.02	(0.01)	0.01
Adjusted Diluted Earnings Per Common Share	$0.49	$0.22	$0.93	$1.18
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	29.9%	28.3%	30.1%	27.7%
Impact on effective tax rate as a result of Special Items	0.2%	(0.5)%	0.2%	0.1%
Adjusted effective tax rate	29.7%	28.8%	29.9%	27.6%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$206	$104	$389	$515
Net income – noncontrolling interests	21	7	31	32
Equity in net (earnings) losses from equity method investments	2	—	4	—
Income tax provision	97	44	183	210
Interest income, net	(25)	(16)	(51)	(47)
Investment loss	15	39	32	43
Operating Profit	316	178	588	753
Special Items, Operating Profit	2	(10)	5	(3)
Adjusted Operating Profit	318	168	593	750
Depreciation and amortization	150	128	467	380
Store impairment charges	7	4	37	23
Adjusted EBITDA	$475	$300	$1,097	$1,153

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Gain from re-measurement of equity interest upon acquisition(1)	$—	$10	$—	$10
Share-based compensation expense for Partner PSU awards(2)	(2)	—	(5)	(7)
Special Items, Operating Profit	(2)	10	(5)	3
Tax effect on Special Items(3)	—	(2)	—	(2)
Special Items, net income – including noncontrolling interests	(2)	8	(5)	1
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(2)	$8	$(5)	$1
Weighted-average Diluted Shares Outstanding (in millions)	424	435	426	435
Special Items, Diluted Earnings Per Common Share	$—	$0.02	$(0.01)	$0.01

(1)
In the quarters ended September 30, 2021, as a result of the consolidation of the Lavazza joint venture, the Company recognized a gain of $10 million from the re-measurement of our previously held equity interest at fair value, which was not allocated to any segment for performance reporting purposes.
(2)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation expense of $2 million and $5 million associated with the Partner PSU Awards for the quarter and year to date ended September 30, 2022, respectively, and nil and $7 million for the quarter and year to date ended September 30, 2021.
(3)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2021	New Builds	Closures	Acquired	9/30/2022
Company-owned	7,437	661	(251)	5	7,852
Franchisees	731	115	(18)	(5)	823
Total	8,168	776	(269)	—	8,675

Pizza Hut

	12/31/2021	New Builds	Closures	Acquired	9/30/2022
Company-owned	2,452	282	(73)	5	2,666
Franchisees	138	10	(3)	(5)	140
Total	2,590	292	(76)	—	2,806

Others

	12/31/2021	New Builds	Closures	Acquired	9/30/2022
Company-owned	162	49	(51)	1	161
Franchisees	868	54	(154)	(1)	767
Total	1,030	103	(205)	—	928

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 9/30/2022	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,992	$556	$13	$—	$—	$2,561
Franchise fees and income	15	2	5	—	—	22
Revenues from transactions with franchisees and unconsolidated affiliates(2)	9	1	11	59	—	80
Other revenues	1	2	157	12	(150)	22
Total revenues	$2,017	$561	$186	$71	$(150)	$2,685
Company restaurant expenses	1,582	481	18	—	—	2,081
General and administrative expenses	63	27	12	55	—	157
Franchise expenses	8	1	—	—	—	9
Expenses for transactions with franchisees and unconsolidated affiliates(2)	8	1	9	58	—	76
Other operating costs and expenses	1	2	155	10	(150)	18
Closures and impairment expenses, net	3	—	1	—	—	4
Other expenses, net	24	—	—	—	—	24
Total costs and expenses, net	1,689	512	195	123	(150)	2,369
Operating Profit (Loss)	$328	$49	$(9)	$(52)	$—	$316

Quarter Ended 9/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,750	$546	$14	$—	$—	$2,310
Franchise fees and income	32	2	6	—	—	40
Revenues from transactions with franchisees and unconsolidated affiliates(2)	17	2	26	139	—	184
Other revenues	2	1	88	7	(78)	20
Total revenues	$1,801	$551	$134	$146	$(78)	$2,554
Company restaurant expenses	1,512	502	14	—	—	2,028
General and administrative expenses	62	27	11	42	—	142
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	2	24	138	—	180
Other operating costs and expenses	2	1	87	5	(78)	17
Closures and impairment expenses, net	1	—	1	—	—	2
Other (income) expenses, net	(4)	—	3	(9)	—	(10)
Total costs and expenses, net	1,605	533	140	176	(78)	2,376
Operating Profit (Loss)	$196	$18	$(6)	$(30)	$—	$178

Year to Date Ended 9/30/2022	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,554	$1,541	$40	$—	$—	$7,135
Franchise fees and income	44	6	15	—	—	65
Revenues from transactions with franchisees and unconsolidated affiliates(2)	24	3	29	163	—	219
Other revenues	6	6	407	31	(388)	62
Total revenues	$5,628	$1,556	$491	$194	$(388)	$7,481
Company restaurant expenses	4,632	1,370	55	—	2	6,059
General and administrative expenses	191	84	36	138	—	449
Franchise expenses	23	3	1	—	—	27
Expenses for transactions with franchisees and unconsolidated affiliates(2)	22	3	24	163	—	212
Other operating costs and expenses	4	5	406	28	(390)	53
Closures and impairment expenses, net	11	1	8	—	—	20
Other expenses (income), net	75	—	—	(2)	—	73
Total costs and expenses, net	4,958	1,466	530	327	(388)	6,893
Operating Profit (Loss)	$670	$90	$(39)	$(133)	$—	$588

Year to Date Ended 9/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,220	$1,617	$37	$—	$—	$6,874
Franchise fees and income	95	6	19	—	—	120
Revenues from transactions with franchisees and unconsolidated affiliates(2)	46	5	75	393	—	519
Other revenues	6	2	187	11	(157)	49
Total revenues	$5,367	$1,630	$318	$404	$(157)	$7,562
Company restaurant expenses	4,343	1,421	40	—	(1)	5,803
General and administrative expenses	175	80	30	123	—	408
Franchise expenses	47	3	—	—	—	50
Expenses for transactions with franchisees and unconsolidated affiliates(2)	45	5	69	390	—	509
Other operating costs and expenses	3	1	183	10	(156)	41
Closures and impairment expenses, net	7	3	3	—	—	13
Other (income) expenses, net	(16)	—	8	(7)	—	(15)
Total costs and expenses, net	4,604	1,513	333	516	(157)	6,809
Operating Profit (Loss)	$763	$117	$(15)	$(112)	$—	$753

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)
Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates that operate our concepts.